Exhibit 99.1

Operator

 Welcome to Lawson’s first quarter fiscal year 2007 conference call. [OPERATOR INSTRUCTIONS] This conference is being recorded. I would now like to turn the call over to Ms. Barbara Doyle, Vice President of Investor Relations. Ma’am, you may begin.

 Barbara Doyle  – Lawson Software, Inc. - VP, IR

 Thank you, operator, and good afternoon to everyone on the call. Welcome to our first quarter of fiscal 2007 conference call. Joining me today is Harry Debes, Lawson’s President and Chief Executive Officer; and Stefan Schulz, Lawson’s acting Chief Financial Officer. We’ll provide our comments regarding our Q1 results and Q2 future guidance, and then we will open up the call to your questions as the operator described.

Let me remind you that you can reference our press release and financial tables on our website at www.lawson.com/investor. I will also remind you that we have supplemental investor spread sheets posted on our website to further aid your review. You can find these supplemental spread sheets on our investor website. Now, please let me review our Safe Harbor statement.

This call will include forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief, or current expectations of Lawson software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed. The Company is not obligated to update forward-looking statements based on circumstances or events that occur in the future.

Risks and uncertainties that may cause such differences include uncertainties in the Company’s ability to realize synergies and revenue opportunities anticipated from the Intentia acquisition, uncertainties in the software industry, uncertainties as to when and whether the conditions for the recognition of deferred revenues will be satisfied, global military conflicts, terrorist attacks of the United States, or any future events in response to these developments, changes in the conditions and the Company’s target services industries or manufacturing industries, increased competition and other risk factors listed in the Company’s most recently filed Form 10-K available from the SEC, also available on our website. With that, let me go ahead and turn the call over to Harry Debes.

 Harry Debes  — Lawson Software, Inc. - President, CEO

 Thank you, Barbara, and good afternoon, everyone. Here is what we’ll cover with you today. First, I am going to start with a discussion regarding the update of our CFO position. After that we will review our first quarter results. I will begin and then I will hand off to Stefan Schulz, our Senior Vice President, Global Controller, and acting CFO, and he will provide you additional commentary. I will then give you some guidance for the second quarter and following that we’ll take your questions.

Regarding our CFO search, last quarter we announced the planned departure of Bob Barbieri who had been Lawson’s CFO for about six years. Bob had the option to leave on or before the end of October and with the completion of his final transition duties; he elected to leave the Company in early September. As previously announced, Stefan Schulz was appointed by the Board to act as acting CFO in the interim while we completed the search. Stefan has done an excellent job for us in this role, and we’re very pleased to have him on the call today. Thank you, Stefan, for your work so far.

I am now pleased to announce that we’ve completed our search, and that Robert Schriesheim will join Lawson as Executive Vice President and CFO. I have enjoyed working with Rob as one of our Directors since May of 2006. Rob will also continue to serve on the Lawson Board. He brings 20 years of global technology experience to Lawson. He was based out of Europe as CFO for New York Stock Exchange listed Global Telesystems.

Rob also brings a strong corporate strategy focus with experience in leading corporate M&A as well as venture capital and private equity firms. Rob is very focused on shareholder value creation, and he brings proven hands on CFO experience with multinational corporation that was undergoing transformation, so he will be a tremendous asset and help to me and the Company in this new role. Rob will start on October 5, as Executive Vice President and ill assume the role of Chief Financial Officer effective October 11. He will be joining us on next quarter’s call.

All right. Now let’s review the results of the first quarter which ended August 31, 2007. Before I begin, I think it is important to be clear about GAAP and non-GAAP revenue and earnings. As company applied GAAP accounting policies all costs and expenses including one-time and non-cash expenses are taken into consideration, many analysts however exclude certain non-cash or nonrecurring items to derive a financial view of a company that is considered non-GAAP.

Prior to the Intentia acquisition Lawson had virtually no difference in GAAP and non-GAAP revenues and relatively minor differences in GAAP and non-GAAP earnings. However, today there is a meaningful difference resulting from our combination. Applying GAAP purchase accounting rules resulted in a write-down of deferred revenues from Intentia’s balance sheet and also drove a significant amortization charge.

Most analysts model us on a non-GAAP basis because they believe that this more accurately reflects the ongoing revenue and expenses of the business. We want to be as transparent as possible, and that is why we are showing both GAAP and non-GAAP financial statements, a practice that is also in line with most of our competitors. We will provide both GAAP and non-GAAP guidance as long as there is a meaningful difference. So let’s review the numbers. We’ll begin with revenue.

As provided in our press release of earlier today, total non-GAAP revenue was $166.4 million. Due to purchase accounting, maintenance and services revenue were reduced by $4.6 million and therefore GAAP revenue came in at $161.8 million. Both results were within our guidance of $160 to $170 million. This result is an increase of 84% or 89% from the same quarter last year, mostly of course due to the inclusion of Intentia. In the first quarter we signed $25 million of licensed contracts. This was below what we expected, and that’s disappointing.

When we provided you with guidance on July 27, we were confident that we would sign between $32 and $35 million of license, and it could easily have turned out that way. However, we had several deals of significant size in both M3 and S3 slip into next quarter. None of these deals were lost. I have a bit of a chest cold, so I hope you will forgive me for that. None of these deals were lost. In all cases Lawson was selected as the vendor of choice but for various and individual reasons, we simply could not get them signed by August 31. We are in the final stages of signing these deals right now and in fact a number of them have already been signed.

Recognized license revenue from the $25 million signed was $16.8 million. We were only able to recognize 46% of the M3 deals and 65% of the S3 deals. In fact, the two largest S3 deals worth more than $3 million combined were both deferred. So while we missed our recognized license guidance, our deferred license revenue balance was increased by $9 million since May 31, and this will benefit us in future quarters as these deals are delivered. With regard to maintenance, we are pleased with our revenue and margins. Renewal rates continue to be in the mid-90% range and the pricing disciplines for renewals and new accounts is having a positive impact. Gross margin for the maintenance business on non-GAAP basis was 82%.

Our consulting services business was impacted by summer vacations and also by new company orientation sessions we had for all consultants. Effectively we only had two months of work from most consultants. However, we anticipated these events in our forecast. Services revenue came in at the high-end of our guidance. Gross margin for the services business in the first quarter on a non-GAAP basis was 13%. This will improve in future quarters as we get the benefit of a full quarter’s worth of work from our staff and as we are able to benefit from the other measures we’ve been discussing for the past few quarters. We also continue to focus on expense management.

This quarter our expenses were managed in line with our expectations surrounding the impact of the Intentia acquisition. As a result our non-GAAP operating income was $5 million, a margin of 3.1%. After taking into account interest income and income taxes, we earned a non-GAAP earnings per share of $0.02 which was at the high-end of our guidance. Revenue from the Americas regions represented 58% of total revenue for the quarter. The Europe, Middle East, and Africa’s region represented 38% of total revenue, and the Asia Pacific region represented 4% of total revenue for the quarter. Now, here are some other sales statistics.

We signed 228 deals in the quarter of which 34 were new accounts. The average selling price for new accounts was $352,000 per deal. That’s new accounts only. Of the 228 deals signed during the quarter, four deals were larger than 1 million in license and six were between $500,000 and $1 million. 46% of first quarter software contracting dollars was with new accounts. I think this is an important statistic, and over the long-term I believe that we will continue to see approximately 50% of licensed being delivered from new business.

We continue to see some early cross-selling successes which we expect would be one of the benefits of the combination. In this first full quarter, we signed two relevant cross-sell deals including the signing of our company’s first M3 enterprise asset management cross-sell deal with an existing S3 customer, Guilford County. We also signed our first Lawson S3 business intelligence deal into an M3 manufacturing account, Kansai Paint of Singapore. This also happened to be our first ever LBI deal in Asia Pacific. We’re very excited about our potential here and expect that cross-selling will be a regular part of our future business.

Also as previously record reported, Lawson completed the acquisition of Competency Assessment Solutions, a provider of performance management solutions for the healthcare industry. This product was renamed Lawson Performance Management, and this small acquisition resulted in four deals during the quarter, so pretty much only in the month of August. In the first quarter our quarter carrying AE head count was 163. We continue to recruit additional experienced reps as part of our hiring campaign. Today our AE head count is 177. We plan to continue expanding the sales team for broader reach. We firmly believe that bringing on additional sales personnel will increase our licensed contracting in the future. Now let’s review some of the significant signings and activities in our vertical markets during the quarter.

In healthcare which continues to be strong, we beat Oracle in signing Aurora Healthcare. We also beat Oracle at Edward Health Systems. We beat McKesson at Owensboro Medical Health System and other significant healthcare signings included Shriners Hospitals for Children and the University Physicians hospital. In retail we won Home Depot supply over ADP and SAP for Lawson Human Resources and also procurement.

We also we won Church’s Chicken over Microsoft and win at purchased S3 financials in human resources. On the M3 side we beat SAP at Norwegian retailer co-op Trondos who selected Lawson M3 software to provide a complete business solution for the 30-plus stores. Our public services vertical team had a win over SAP at San Antonio Water Systems, one of the largest public utilities in the U.S. We also beat Oracle and others at Fort. Bend County, a large municipality near Houston.

In our industry markets group noteworthy new customer wins included AmerisourceBergen where we beat Oracle and SAP. We also won at National Heritage Academy and Federal Home Loan Bank of Chicago. Our food and beverage group beat SAP and Oracle to sign new customer NetCaco, a French company which specializes in cocoa manufacturing. We also beat Oracle to win the business of Grand Marnier Le Pastel, the French leading exporter of premium liquors and wines. In fashion and discreet manufacturing, we beat Oracle to win at Rossignol, an international leader in skiing and mountain sports. Their name brands include—Rossignol, Dynastar, Kerma, and Lange.

Other new name fashion deals were Woolford in Germany and Hembly International in China. We also signed Sweden based SECO Tools for our loss of M3 solutions which will become the ERP standard for this global customer and its companies around the world. M3 replaces several existing sales and manufacturing systems at SECO to become the global standard.

Another newsworthy event was that we’re pleased to learn that industry analyst firm; Forrester has positioned Lawson Software as a leader for the U.S. mid-market in its most recent research report regarding human resource management systems. Published last week the Forrester wave reported cited Lawson as a leader for the strength of our core HCM applications for North American companies as well as our recently introduced performance management offering and focus on further developing strategic HR functionality.

Forrester’s report also cited Lawson as a strong performer for multinational enterprises and validated that our recent acquisition of Intentia provides Lawson with an opportunity to expand internationally. It’s great to receive this kind of recognition. Lawson was the only ERP provider to be positioned as a leader for the U.S. mid-market. We are clearly poised to grow and maintain our leadership position in HCM solutions for our customers worldwide.

So in summarizing our first quarter results, I want to remind you that we said that fiscal 2007 would be a transition year and that the initial quarters following the merger would be a bit choppy and in fact our first quarter was. But only because we failed to close a few deals where Lawson was already selected as the vendor. Other than that, the performance in all parts of our business was in fact good. Now to provide you with some additional color on our results, I will turn it over to our acting Chief Financial Officer, Stefan Schulz.

 Stefan Schulz  — Lawson Software, Inc. - SVP, Controller, acting CFO

 Thank you, Harry, and good afternoon. Before we jump into the numbers, I would like to point out that most of the key financial metrics can be found in our press release and in a financial and key metrics summary page on our investor website at lawson.com/investor. Since this information is readily available, I will not spend a great deal of time detailing these numbers. Instead, I will focus my prepared remarks on some of the key financial metrics that stood out this quarter and provide additional color into three specific areas. Operating margin, cash flow, and taxes. After our prepared remarks, I will be happy to answer any questions that you may have regarding our financials or key financial metrics.

First of all, as communicated in our final Q4 press release issued in August, we changed our financial schedules within the press release. We used that same format this quarter’s release and plan to continue with that format going forward. There are three key additions to our schedules. One, we’ve broken out service revenue and cost into separate line items for maintenance and consulting. Two, we’ve added a detailed reconciliation between the GAAP and non-GAAP income statements. And three, we added a new schedule that identifies the non-GAAP charges by income statement line item. We felt these changes were necessary to address the complexity of our financials after the merger.

Moving on to some of the key financial metrics, our balance sheet remained very healthy with $289 million in cash and investments with only $9 million in debt. Receivables decreased by $8 million to $152 million. Our DSO increased to 84 days, primarily due to the addition of accounts receivable acquired from Intentia and a slight lag in collections in the European region. As we proceed with our back office integration, we believe that turn in our European receivables will normalize over the next couple of quarters.

Our deferred revenues increased by $3.5 million over May 31, to $161 million. This increase was driven entirely by our licensed deferrals. The increase in licensed deferrals is consistent with the patterns we communicated to you in last quarter’s conference call, and we expect more of the same over the next two to three quarters. As Harry point out last quarter, we don’t expect to see a sizable amount of licensed revenue from these deals until the fourth quarter of this fiscal year. Our deferred maintenance balance was down slightly from last quarter.

We expect that our deferred maintenance balance will continue to decline over the next two quarters as we align our S3 maintenance renewals to a June 1, renewal date. We started the single June 1, renewal date initiative a few months ago to simplify our maintenance processes. Historically our maintenance renewal dates were set at various times throughout the year, largely depending on when the contract was signed.

By adopting a standard June 1, renewal date, we can now allocate resources more efficiently throughout the year. As we get closer to June 1, 2007, we’ll gradually renew smaller periods in order to align all S3 customers with the upcoming June 1, date. The impact in Q1 was that this transition to a common renewal date slightly affected our deferred maintenance balance as our S3 maintenance renewals represented only three fourths of the full annual renewal amounts. Let me add on example to further illustrate this point.

For customers with maintenance periods beginning in October, we have traditionally renewed their maintenance from October through September the following year. Now as we’re approaching the June 1, common renewal, we will renew the same customer’s maintenance from only October through May. During the second quarter our maintenance renewals will represent about one half of the full twelve-month renewal amounts. This pattern will continue until we reach the fourth quarter and resume annual renewals. We do anticipate increases in deferred maintenance balances from the newly acquire M3 business, but the downward pressure from the lower S3 renewals will likely cause deferred maintenance revenue to decline over the next two quarters.

Turning to the income statement, I will address our Q1 costs and margins since Harry reviewed our revenues and contracting activity a few minutes ago. I will start by getting into the key drivers behind our operating results. Our non-GAAP operating margin was 3%, which was in line with our expectations. Our non-GAAP operating margin was calculated from our GAAP results and adjusted for certain revenue and expense items. These adjusting items are detailed in our income statement reconciliation that is provided within our press release financials. One of our non-GAAP expense adjustments originated from the adoption of FAS 123-R. This is Lawson’s first quarter under FAS 123-R and the adoption resulted in a $2.1 million expense for the quarter.

Our profit picture by country is also important to understand, especially as it relates to our tax provisions and net income. Business in the U.S. continues to be profitable for Lawson. We’re not breaking out specific geographic results, but I can tell that you our U.S. operations continued on a trend that you saw throughout fiscal 2006 with the former Lawson. We have some challenges in a handful of countries that are not profitable in Europe and Asia Pacific.

However, our consolidated operating margin in Q1 is in line with our overall plan, and we’re continuing to execute on our operating plans to improve profitability outside of the U.S. Addressing countries with operating losses will be a major driver to getting our consolidated operating margin back to the 15% non-GAAP target. These activities will also help our tax rate which I will discuss in more detail in a moment.

Drilling into our operating income further, we also saw the non-GAAP gross margin decline year-over-year by about 12 percentage points driven primarily by a change in our revenue mix. Specifically the lower percentage of license and maintenance revenues and a higher percentage of consulting revenues. The lower conversion rate of licensed contracting to licensed fee revenue also had a negative impact to the license fee gross margin. Product margins will begin to improve as we experience larger amounts of license fee recognition from deferred license balances in future quarters. Higher third party costs are also contributing to lower license margins as we ship IBM products in our Lawson System Foundation 9 and other third party products in our M3 product suites.

Consulting services is the biggest chunk of our total revenues now, accounting for approximately 45% to 50% of total revenues. This compares to 25% to 30% before the merger. It is an important focus area for us. With the 13% consulting gross margin in Q1 compared to a typical mid-80’s gross margin on license and maintenance revenue, improving our gross margins and overall operating margins becomes a bigger challenge.

Most of the consulting revenue increase comes from the M3 business, and the good news is that M3 consulting margins are historically higher than those generated by the former Lawson. In addition, the margin on the former Lawson consulting business is up in Q1, so we are already seeing a nice margin improvement in the consulting. With that said we still have work to do and need to drive improvement in or consulting margin in order to achieve a 15% operating margin. I am confident that we can make that happen.

Moving now to operating expenses, we’re pleased with the results in this area. Operating expenses were in fact down slightly as a percentage of revenue over the last year on both a GAAP and non-GAAP basis. We do anticipate a small uptick in expenses for Q2 as the benefits associated with the vacation season will not reoccur in the fall months. We will continue to manage operating expenses aggressively throughout the year to ensure we stay on track while making the important investments in our key integration and growth initiatives such as our off-shore facility and sales, services, and accounting personnel additions.

Now I would like to turn to our cash flow and cash results. Our cash and investments declined by $18 million to $289 million. This decline was driven almost exclusively by our operations which used $18 million in cash. The significant drain on operating cash flow was primarily caused by the payment of accounts payable in accrued obligations. Many of these items were obligations that existed at the date of acquisition or were the result of acquisition related activities.

For example, banker fees associated with the acquisition were paid during the first quarter and certain incentive payments earned prior to the merger were paid during the first quarter as well. For the next quarter or two, we will see more payments that pertain to acquisition related obligations that will also have a negative working capital impact on our operating cash flow. Payout of these types of items are after a merger like this one is normal, and we are confident in our ability to generate operating cash flow as we improve profitability and after these unique items are addressed.

As we continue through fiscal 2007, we know that our Q2 and Q3 operating cash flow will also be negatively impacted by our change in maintenance renewal terms that I discussed earlier. By renewing shorter periods in Q2 and Q3, the cash we collect from these renewals will also decline. This decline will be followed by an increase in Q4 and Q1 cash flow from the maintenance renewals in Q4. Despite these two limiting factors, we still expect to generate positive cash flow in our first full post merger year as we improve our operating profitability.

Let me also give you some insight into our income taxes. As we discussed on our Q4 call, the current swings between profit and loss in different tax jurisdictions because our overall consolidated tax provision to be volatile. Our consolidated taxes are further complicated by an inability to apply tax benefits to certain countries with pretax losses. This drastically increases our consolidated tax rate when countries that have pretax losses and no tax benefit are combined with countries that have pretax profits and a tax expense. This scenario was magnified in Q1 on a GAAP basis where we had a $2.5 million tax expense for income taxes on a pretax loss of $13.2 million.

After we turn to specific countries with operating losses into operating profits, we will see the tax rates shift to a normal range and become more consistent. These same issues also impact our non-GAAP tax provisions. Although with overall higher levels of pretax profits on a non-GAAP basis in the various countries, we don’t expect to see the extreme volatility as we do in the GAAP provision. In Q1 our non-GAAP effective tax rate was 45%. As the year progresses we will continue to provide insight into any changes in our GAAP and non-GAAP tax rates.

Lastly, I want to update you on our overall accounting and finance integration. First of all, I am very pleased with the progress made to date. As many of you remember with our fourth quarter results the issuance of our financial statements for the newly formed Lawson required a significant amount of time and effort. With our Q1 closed process we’re beginning to see that the accounting and finance teams from the former Intentia are beginning to understand the U.S. requirements. The teams from the former Lawson are beginning to understand the nature of the Intentia business.

We still have a lot of work ahead of us including filling the addition of international positions. But we’re moving in the right direction. I think that covers the key financial areas for Q1. Again, I am pleased to answer any specific questions you may have on the financial statements during Q&A. Let me turn the call back to Harry.

 Harry Debes  — Lawson Software, Inc. - President, CEO

 Thanks, Stefan. Now let’s review our guidance and provide some additional color on the business. Again, this quarter in our guidance we are breaking out our revenue lines for more transparency. For the quarter ending November 30, 2007 — sorry, 2006, we expect to sign $33 to $36 million of software and we expect to recognize 22 to $25 million of licensed revenue. Maintenance revenue should be approximately $69 to $71 million. Consulting revenue should be approximately $84 to $88 million. GAAP revenue is estimated to be in the range of 172 to 180 million, and non-GAAP revenue should be 175 to 183 million.

In the second quarter we expect to incur non-cash, nonrecurring charges of approximately $10 million which will result in a GAAP net loss ranging between minus $0.02 and break even cents per share. Non-GAAP net earnings would be approximately $0.03 to $0.05 per share. At this point we are not changing our guidance for the full year.

Before we wrap up, I would like to give you some additional insight into what I learned in the last two months while traveling in Asia and Europe. I visited 10 cities and met with our employees, with media, industry analysts, and with more than 500 customers around the world. Before these meetings some of our customers had some level of anxiety that we might be doing something to jeopardize the investments they made in either the M3 of S3 solutions.

Other acquisitions in our industry had caused them — had caused some products to become obsolete. However, as we shared our detailed product and services plans for the future, and our new ability to support them on a global level, these customers were reassured that Lawson has a different and very customer friendly strategy, one that is designed to protect their investments.

Many indicate a new willingness to increase the commitment to the new Lawson and that was very encouraging. I came back to St. Paul after these trips feeling very energized. As I’ve said before, our new company has the scale, product breadth, and geographic footprint to offer our customers a very credible alternative to the other vendors. Our strong focus on selected industry verticals with solutions more tailored to their target markets means that we can deliver on the promise of a lower cost of ownership.

We also have a unique opportunity to win some of the customers from our competitors. We believe that Lawson’s tested S3 and M3 solutions offer a more affordable and less risky option than installing Version One of Fusion or costly migrations for SAP customers over to MySAP and NetWeaver. Lawson represents an excellent alternative to customers who want a simpler, lower cost solution from a credible partner with global reach. We remain very confident in our ability to achieve the managed synergies of our combination.

To wrap up and before we take your questions, let me summarize what we shared with you today. First, Q1 results reflect the first full quarter of our newly combined company. Although licensed revenue contracting was lower than expected, this is only a temporary setback. We remain highly focused and remain confident in achieving our revenue and earnings goals. Second, we are adopting U.S. GAAP standards for Intentia, and that creates some short-term accounting impacts during the transition. Third, the support from our customers has been outstanding. Demand for our solutions continues to be strong and we continue to have success against competitors in our target markets. Almost 50% of licensed revenue comes from new business. Fourth, we continue to hire additional sales personnel and once we have the full head count on board, I believe that licensed bookings will begin to grow at low double-digit levels.

Frankly, I feel more positive about our future now than I have since the deal closed. We have made substantial progress with our integration. We have a new CFO with whom I have had very good working experience. We now have more optics into the business and the pipeline and we’re making good progress in having the new organization act as one global team. But we’re not completely finished. Some of our acquisition and integration mopping up projects will spill into Q2 and Q3, but at an ever declining level. Once these are completed we will be more effective and considerably more profitable. I wish to conclude our comments today by acknowledging and thanking our customers for their loyalty as well as our dedicated employees for their continued support and excellence. Now, let’s take some questions.